                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 FORM 8-K/A
                              (AMENDMENT NO. 1)
                               Current Report

                     Pursuant to Section 13 or 15(d) of
                     the Securities Exchange Act of 1934

                               October 19, 1998
--------------------------------------------------------------------------------
                               (Date of Report)

                               October 17, 1998
--------------------------------------------------------------------------------
                       (Date of earliest event reported)

                            McKESSON CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in charter)

        Delaware                      1-13252                   94-3207296
--------------------------------------------------------------------------------
(State or other jurisdiction        (Commission               (IRS Employer
    of incorporation)                File Number)           Identification No.)

              McKesson Plaza
             One Post Street
        San Francisco, California                                  94104
--------------------------------------------------------------------------------
(Address of principal executive offices)                        (Zip Code)

--------------------------------------------------------------------------------
      Registrant's telephone number, including area code (415) 983-8300

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits
--------------------------------------------------------------------------

        This item contains the financial statements of HBO & Company ("HBOC") and the unaudited pro forma combined condensed consolidated financial data of McKesson Corporation and HBOC.

        (a)(1) Independent Auditors' Report - Arthur Andersen LLP.

        (a)(2) Financial Statements of HBOC as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995.

        (a)(3) Condensed financial statements of HBOC as of September 30, 1998 and December 31, 1997 and for the three and nine-month periods ended September 30, 1998 and 1997 (unaudited).

        (b) Pro Forma Combined Condensed Consolidated Financial Data of McKesson and HBOC.

        (c) Exhibits

            (23) Independent Auditors' Consent - Arthur Andersen LLP

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                McKESSON CORPORATION
                                                (Registrant)

Dated: October 30, 1998                         By /s/ Richard H. Hawkins
                                                --------------------------------
                                                Richard H. Hawkins
                                                Vice President and
                                                Chief Financial Officer

                                                By /s/ Heidi E. Yodowitz
                                                --------------------------------
                                                Heidi E. Yodowitz
                                                Controller

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of HBO & Company:

   We have audited the accompanying consolidated balance sheets of HBO & Company (a Delaware Corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HBO & Company and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Atlanta, Georgia                                      Arthur Andersen LLP
February 6, 1998

                                HBO & COMPANY
                       CONSOLIDATED STATEMENTS OF INCOME

                                                  FOR THE YEARS ENDED DECEMBER 31
                                                  --------------------------------
                                                     1997        1996       1995
                                                  ----------   --------   --------
                                                           (000 OMITTED
                                                      EXCEPT FOR PER SHARE DATA)
REVENUE:
 Systems........................................  $  618,969   $472,029   $330,933
 Services.......................................     584,235    478,882    384,969
                                                  ----------   --------   --------
  Total Revenue.................................   1,203,204    950,911    715,902
OPERATING EXPENSE:
 Cost of Operations.............................     511,082    413,471    329,684
 Marketing......................................     176,194    146,207    114,994
 Research and Development.......................      89,059     83,984     68,293
 General and Administrative.....................     108,811    107,810     89,213
 Nonrecurring Charge*...........................      95,250     70,203    130,270
                                                  ----------   --------   --------
  Total Operating Expense.......................     980,396    821,675    732,454
                                                  ----------   --------   --------
OPERATING INCOME (LOSS).........................     222,808    129,236    (16,552)
Other Income, Net...............................      16,382      7,222        605
                                                  ----------   --------   --------
Income (Loss) Before Income Taxes...............     239,190    136,458    (15,947)
Provision (Credit) for Income Taxes.............      95,653     54,125     (8,052)
                                                  ----------   --------   --------
NET INCOME (LOSS)...............................  $  143,537   $ 82,333   $ (7,895)
                                                  ----------   --------   --------
EARNINGS (LOSS) PER SHARE:
 Basic..........................................        $.69       $.41      $(.04)
 Diluted........................................        $.67       $.39      $(.04)
WEIGHTED AVERAGE SHARES OUTSTANDING:
 Basic..........................................     208,511    202,400    185,030
 Diluted........................................     214,462    210,884    185,030

-------------------------
* The Nonrecurring Charges consist of costs associated with the Company's acquisitions.

All prior period amounts have been restated to reflect the 1997 acquisitions of AMISYS Managed Care Systems, Inc., Enterprise Systems, Inc., HPR Inc., and National Health Enhancement Systems, Inc., in pooling transactions.

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

                                HBO & COMPANY
                          CONSOLIDATED BALANCE SHEETS

                                                                                          DECEMBER 31,
                                                                                    -------------------------
                                                                                       1997          1996
                                                                                    -----------   -----------
                                                                                          (000 OMITTED)
                                         ASSETS
CURRENT ASSETS:
 Cash and Cash Equivalents........................................................   $  432,477   $  204,952
 Short-Term Investments...........................................................        4,981       42,532
 Receivables, Net of Allowance For Doubtful Accounts of $20,763 and
  $11,899 in 1997 and 1996........................................................      421,876      351,458
 Current Deferred Income Taxes....................................................       36,311       25,020
 Inventories......................................................................        6,513        7,406
 Prepaids and Other Current Assets................................................       21,515       18,152
                                                                                     ----------   ----------
  Total Current Assets............................................................      923,673      649,520
INTANGIBLES
 Net of Accumulated Amortization of $48,559 and $32,974 in 1997 and
  1996............................................................................      174,233      181,927
CAPITALIZED SOFTWARE
 Net of Accumulated Amortization of $50,618 and $43,290 in 1997 and
  1996............................................................................       69,535       65,368
PROPERTY AND EQUIPMENT
 Net of Accumulated Depreciation of $102,295 and $113,635 in 1997 and
  1996............................................................................      101,409       59,903
DEFERRED INCOME TAXES.............................................................       36,600       39,899
OTHER NONCURRENT ASSETS, NET......................................................        7,136       16,132
                                                                                     ----------   ----------
TOTAL ASSETS......................................................................   $1,312,586   $1,012,749
                                                                                     ----------   ----------
                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Deferred Revenue.................................................................   $  125,399   $  104,817
 Other Current Liabilities........................................................      279,134      249,463
                                                                                     ----------   ----------
  Total Current Liabilities.......................................................      404,533      354,280
LONG-TERM DEBT....................................................................        1,022          769
OTHER LONG-TERM LIABILITIES.......................................................        6,449        7,054
                                                                                     ----------   ----------
  Total Liabilities...............................................................      412,004      362,103
                                                                                     ----------   ----------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
 Preferred Stock, 1,000 Shares Authorized and No Shares Issued in 1997 and
  1996............................................................................           --           --
 Common Stock, $.05 Par Value, 250,000 Shares Authorized; 211,380 and
  140,794 Shares Issued in 1997 and 1996..........................................       10,569        7,040
 Additional Paid-in Capital.......................................................      574,863      536,328
 Retained Earnings................................................................      315,150      187,012
                                                                                     ----------   ----------
                                                                                        900,582      730,380
 Treasury Stock, at Cost (0 and 33,283 Shares in 1997 and 1996)...................           --      (79,734)
                                                                                     ----------   ----------
  Total Stockholders' Equity......................................................      900,582      650,646
                                                                                     ----------   ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.................................          $1,312,586   $1,012,749
                                                                                     ==========   ==========

-------------------------
All prior period amounts have been restated to reflect the 1997 acquisitions of AMISYS Managed Care Systems, Inc., Enterprise Systems, Inc., HPR Inc., and National Health Enhancement Systems, Inc., in pooling transactions.

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

                                 HBO & COMPANY
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                  --------------------------------------------------------------------------------
                                          COMMON STOCK SHARES                   ADDITIONAL                              TOTAL
                                  ---------------------------------   COMMON     PAID-IN     RETAINED    TREASURY    STOCKHOLDERS'
                                   ISSUED   TREASURY   OUTSTANDING     STOCK     CAPITAL     EARNINGS      STOCK        EQUITY
                                  --------  ---------  ------------  ---------  ----------  ----------  ----------   -------------
                                                                   (000 OMITTED)
BALANCE, DECEMBER 31, 1994......   71,772     20,174        51,598    $ 3,588    $181,926    $128,772    $(98,714)     $ 215,572
  Common Stock Issued:
    Business Combination........    4,000        (19)        4,019        200     199,906          --         490       200,596
    Conversion of Class A
      Stock.....................    1,680         --         1,680         84       2,316          --          --         2,400
    Public Offering.............    1,783         --         1,783         87      60,828          --          --        60,915
    Stock Options Exercised--
      Including Related Tax
      Benefits..................      325     (1,018)        1,343         17      31,931        (928)      6,791        37,811
    Employee Stock Purchase
      Plan......................       22       (114)          136         --       1,374          --         727         2,101
  Purchase of Treasury Stock....      (26)        69           (95)        --        (530)         --      (1,997)       (2,527)
  Other.........................      (26)        (7)          (19)        --        (115)       (108)         72          (151)
  Net Change in Unrealized
    Gain/Loss on Investments
    Available-for-Sale..........       --         --            --         --          --           8          --             8
  Cash Dividends Declared
    ($.04 Per Share)............       --         --            --         --          --      (8,043)         --        (8,043)
  Net Loss for the Year.........       --         --            --         --          --      (7,895)         --        (7,895)
                                  -------    -------       -------    -------    --------    --------    --------    ----------
BALANCE, DECEMBER 31, 1995......   79,530     19,085        60,445      3,976     477,636     111,806     (92,631)      500,787
Common Stock Issued:
  Conversion of Preferred
    Stock.......................    3,315         --         3,315        166          --          --          --           166
    Public Offering.............    1,145         --         1,145         58      17,920          --          --        17,978
    Stock Options Exercised--
      Including Related Tax
      Benefits..................    1,067     (1,222)        2,289         53      33,458          --       3,292        36,803
    Employee Stock Purchase
      Plan......................       14       (198)          212          1       3,251          --         481         3,733
  Purchase of Treasury Stock....        4         42           (38)        --          --          --      (1,031)       (1,031)
  Retirement of Treasury Stock..     (885)      (885)           --        (44)    (10,111)         --      10,155            --
  Other.........................        7        (17)           24         --         336         955          --         1,291
  Net Change in Unrealized
    Gain/Loss on Investments
    Available-for-Sale..........       --         --            --         --          --         900          --           900
  Tax Adjustment for MSI
    Acquisition.................       --         --            --         --      16,668          --          --        16,668
  Cash Dividends Declared
    ($.04 Per Share)............       --         --            --         --          --      (8,982)         --        (8,982)
  Effect of Two-for-One Stock
    Split.......................   56,597     16,478        40,119      2,830      (2,830)         --          --            --
  Net Income for the Year.......       --         --            --         --          --      82,333          --        82,333
                                  -------    -------       -------    -------    --------    --------    --------    ----------
BALANCE, DECEMBER 31, 1996......  140,794     33,283       107,511      7,040     536,328     187,012     (79,734)      650,646
Common Stock Issued:
Conversion of Preferred Stock...      154         --           154          8          (8)         --          --            --
    Stock Offering..............      114         --           114          6       2,494          --          --         2,500
    Stock Options Exercised--
      Including Related Tax
      Benefits..................    1,661     (2,220)        3,881         24     101,124          --       5,431       106,579
    Employee Stock Purchase
      Plan......................       21       (151)          172          1       6,253          --         368         6,622
  Purchase of Treasury Stock....       (8)        18           (26)        --          --          --        (572)         (572)
  Retirement of Treasury Stock..  (30,930)   (30,930)           --     (1,489)    (71,181)     (1,837)     74,507        --
  Other.........................       38         --            38          2       4,830        (654)         --         4,178
  Net Change in Unrealized
    Gain/Loss on Investments
    Available-for-Sale..........       --         --            --         --          --        (900)         --          (900)
  Cash Dividends Declared
    ($.06 Per Share)............       --         --            --         --          --     (12,008)         --       (12,008)
  Effect of Two-for-One Stock
    Split.......................   99,536         --        99,536      4,977      (4,977)         --          --            --
  Net Income for the Year.......       --         --            --         --          --     143,537          --       143,537
                                  -------    -------       -------    -------    --------    --------    --------    ----------
BALANCE, DECEMBER 31, 1997......  211,380         --       211,380    $10,569    $574,863    $315,150    $     --    $  900,582
                                  =======    =======       =======    =======    ========    ========    ========    ==========

-------------------------
All prior period amounts have been restated to reflect the 1997 acquisitions of AMISYS Managed Care Systems, Inc., Enterprise Systems, Inc., HPR Inc., and National Health Enhancement Systems, Inc., in pooling transactions

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

                                 HBO & COMPANY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      FOR THE YEARS ENDED DECEMBER 31,
                                                                        1997        1996        1995
                                                                      --------    --------    --------
                                                                                (000 OMITTED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net Income (Loss) for the Year.................................      $143,537    $ 82,333    $ (7,895)
                                                                      --------    --------    --------
 Adjustments to Reconcile Net Income (Loss) to
  Net Cash Provided by Operating Activities:
  Nonrecurring Charges..........................................        95,250      70,203     130,270
  Depreciation and Amortization.................................        62,367      55,497      46,795
  Loss on Sale of Assets........................................         2,009          --          --
  Provision (Credit) for Noncurrent Deferred Income Taxes.......         2,952       2,982      (1,461)
  Changes in Assets and Liabilities, Net of Acquisitions:
   Receivables, Net.............................................       (65,837)   (132,109)    (28,079)
   Current Deferred Income Taxes................................        (5,069)     (6,367)    (12,643)
   Inventories..................................................           441         500      (5,220)
   Prepaids and Other Current Assets............................       (10,624)      7,890       5,085
   Noncurrent Deferred Income Tax...............................        (2,413)     (2,639)    (24,330)
   Other Noncurrent Assets......................................         2,800        (796)        (74)
   Deferred Revenue.............................................        16,186      17,055      21,204
   Other Current Liabilities....................................        21,982      46,640     (13,126)
  Other, Net....................................................          (376)        179         (27)
                                                                      --------    --------    --------
    Total Adjustments...........................................       119,668      59,035     118,394
                                                                      --------    --------    --------
    NET CASH PROVIDED BY OPERATING ACTIVITIES...................       263,205     141,368     110,499
                                                                      --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Sale of Property and Equipment.................................         3,755       1,278         823
 Capital Expenditures...........................................       (63,068)    (27,868)    (20,750)
 Capitalized Software...........................................       (34,670)    (28,481)    (26,628)
 Purchases of Businesses, Net of Cash Acquired..................       (39,964)    (21,862)    (12,694)
 Proceeds from Sale or Maturity of Investments..................       106,065      90,717       5,622
 Purchase of Investments........................................       (61,371)    (96,559)    (50,717)
 Other..........................................................          (490)      1,890      (1,274)
                                                                      --------    --------    --------
    Net Cash Used in Investing Activities.......................       (89,743)     (80,885)  (105,618)
                                                                      --------    --------
    NET CASH PROVIDED BEFORE FINANCING ACTIVITIES...............       173,462      60,483       4,881
                                                                      --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from Long-Term Debt...................................            --          --      70,500
 Repayment of Long-Term Debt and Capital Leases.................        (1,626)     (6,149)    (82,729)
 Net Repayment of Short-Term Debt...............................            --          --     (12,139)
 Proceeds from Issuance of Common Stock.........................        65,856      47,983      85,617
 Purchase of Treasury Stock.....................................          (572)     (1,031)     (2,527)
 Payment of Dividends...........................................        (9,595)     (8,774)     (7,710)
                                                                      --------    --------    --------
    Net Cash Provided by Financing Activities...................        54,063      32,029      51,012
                                                                      --------    --------    --------
INCREASE IN CASH AND CASH EQUIVALENTS...........................       227,525      92,512      55,893
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..................       204,952     112,440      56,547
                                                                      --------    --------    --------
CASH AND CASH EQUIVALENTS AT END OF YEAR........................      $432,477    $204,952    $112,440
                                                                      --------    --------    --------
CASH PAID DURING THE YEAR FOR:
 Interest.......................................................      $    131    $  1,001    $  4,972
 Income Taxes...................................................      $ 39,766    $ 32,878    $ 15,643

-------------------------
All prior period amounts have been restated to reflect the 1997 acquisitions of AMISYS Managed Care Systems, Inc., Enterprise Systems, Inc., HPR Inc., and National Health Enhancement Systems, Inc., in pooling transactions.

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

                                 HBO & COMPANY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

   BASIS OF PRESENTATION

   The consolidated financial statements include the accounts of HBO & Company and its wholly owned subsidiaries, collectively referred to as "the Company" or "HBOC." All significant intercompany transactions and balances have been eliminated in consolidation. Certain previously reported amounts have been reclassified to conform to current presentation.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

   REVENUE RECOGNITION

   HBOC delivers enterprisewide patient care, clinical, financial, managed care, payor and strategic management software solutions, as well as networking technologies, electronic commerce, outsourcing and other services to healthcare organizations throughout the U.S. and certain foreign countries.

   The American Institute of Certified Public Accountants has issued Statement of Position (SOP) 97-2, Software Revenue Recognition, effective for fiscal years beginning after December 15, 1997. The Company has reviewed the SOP and does not anticipate any material change to its revenue recognition policy as a result of the adoption of the SOP.

   SYSTEMS--Information systems are marketed under equipment purchase and software license agreements as well as service agreements. One-time software and hardware revenue is generally recognized at the time of delivery. HBOC ensures that in addition to delivery, there is persuasive evidence that an arrangement exists, the fee is fixed and determinable, and collectibility is probable before software revenue is recognized. HBOC's contracts generally allow separate accounting treatment for the systems and services components of the agreement. The Company also licenses software using multiyear agreements under which revenue is recognized on an annual basis.

   SERVICES--Implementation fees are recognized as the work is performed or on a percentage-of-completion basis. Maintenance and support agreements are marketed under annual and multiyear agreements and are recognized ratably over the period covered by the agreements. Electronic commerce and remote processing services are recognized monthly as the work is performed. Outsourcing services are recognized as the work is performed or on a percentage-of-completion basis.

   NONRECURRING CHARGES

   During 1997, the Company recorded a $95.3 million nonrecurring charge related to the acquisitions of AMISYS Managed Care Systems, Inc. (AMISYS), Enterprise Systems, Inc. (ESi), HPR Inc. (HPR), National Health Enhancement Systems, Inc. (NHES), and AT&T's UK Specialist Healthcare Services Division (AT&T Healthcare). The charge consisted of transaction costs of $13.2 million, write-downs of long-lived assets of $33.6 million, severance and employee-related costs of $19.6 million, other product-related costs of $21.2 million, and purchased research and development costs of $7.7 million.

   During 1996, the Company recorded a nonrecurring charge of $70.2 million primarily related to the acquisitions of CyCare Systems, Inc. (CyCare), Management Software, Inc. (MSI), GMIS Inc. (GMIS), and ESi's acquisition of the materials management division of Continental Healthcare Systems, Inc. This

                                 HBO & COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

charge consisted of transaction costs of $11.4 million, a write-down of long-lived assets of $38.5 million, severance and employee-related costs of $7.1 million and other product-related costs of $13.2 million.

   During 1995, the Company recorded a $130 million nonrecurring charge primarily consisting of $115 million of purchased research and development related to the acquisition of First Data Health Systems Corporation (now known as CPG), $8 million of severance and other acquisition-related costs, and a $3 million mainframe capitalized research and development net book value adjustment. Also in 1995, the Company recorded a nonrecurring charge of $11 million related to the acquisition of CliniCom Incorporated, primarily consisting of severance and transaction costs. These charges were partially offset by a gain on litigation settlement.

   OTHER INCOME, NET

   Other income, net, consists primarily of interest income on cash, cash equivalents, investments and notes receivable; interest expense on long-term debt and short-term line of credit borrowings, and miscellaneous expense related primarily to foreign exchange transaction gains and losses.

   EARNINGS PER SHARE

   In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings Per Share, effective for fiscal years ending after December 15, 1997. The Company has adopted the new guidelines for the calculation and presentation of earnings per share, and all prior periods have been restated. Basic earnings per share is based upon the weighted average number of shares outstanding. Diluted earnings per share is based upon the weighted average number of shares outstanding and the dilutive effect of stock options outstanding using the treasury stock method. Loss per share is based only upon the weighted average number of shares outstanding, since the effect of stock options is anti-dilutive.

   CASH AND CASH EQUIVALENTS

   The Company considers all highly liquid investments purchased with an original maturity of three months or less from the date of purchase to be cash equivalents.

   INVESTMENTS

   Investments at December 31, 1997, and 1996, consist of marketable equity securities. Pursuant to the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company has classified its investment portfolio as available-for-sale. Such securities are recorded at fair value, and unrealized gains and losses net of the related tax effect are recorded as a component of retained earnings until realized. Realized gains and losses are determined on the specific identification method and are reflected in the income statement.

   INVENTORIES

   Inventories are valued at the lower of cost or market. Cost is determined either by the specific identification or first-in, first-out valuation methods.

                                 HBO & COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) INTANGIBLES

   Intangibles consist of certain items related to the Company's acquisitions as follows:

                                                DECEMBER 31,
                                  -----------------------------------------
                                          1997                  1996
                                  -------------------   -------------------
                                   GROSS       NET       GROSS       NET
                                  --------   --------   --------   --------
                                                (000 OMITTED)
Series Customer Lists...........  $ 53,789   $ 40,403   $ 53,815   $ 44,264
CPG Customer Lists..............   101,982     84,610    101,812     91,223
Goodwill........................    59,878     47,258     48,447     40,838
Other...........................     7,143      1,962     10,827      5,602
                                  --------   --------   --------   --------
      Total.....................  $222,792   $174,233   $214,901   $181,927
                                  ========   ========   ========   ========

   The Series and CPG customer lists are being amortized over 15 years beginning in June 1994 and June 1995, respectively. Goodwill relates to 11 acquisitions and is being amortized over periods ranging from five to 15 years from the various acquisition dates.

   CAPITALIZED SOFTWARE

   The Company capitalizes costs to develop software products once the project has reached the point of technological feasibility. Management monitors the net realizable value of all software development investments to ensure that the investment will be recovered through future sales. Completed projects are amortized after reaching the point of general availability using the straight-line method based on an estimated useful life of three years.

   HBOC capitalized software development costs of $34.7 million, $28.5 million and $26.6 million in 1997, 1996 and 1995, respectively. The Company's nonrecurring charges include capitalized software net realizable value adjustments of $11.6 million in 1997, $13.8 million in 1996 and $4.7 million in 1995. Amortization of capitalized software costs totaled $18.2 million, $14.9 million and $17.2 million in 1997, 1996 and 1995, respectively.

   Royalty fees of $47.2 million, $36.5 million and $19.5 million were expensed in 1997, 1996 and 1995, respectively, for software provided by third-party business partners.

   PROPERTY AND EQUIPMENT

   Property and equipment is stated at cost. Computer equipment is depreciated over useful lives of three to five years using the straight-line method. Office furniture and equipment is depreciated over useful lives of two to 10 years using the straight-line method. Real property is depreciated using the straight-line method over various lives of up to 39 years. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life or remaining lease term.

   OTHER NONCURRENT ASSETS

   Other noncurrent assets consist primarily of the long-term portion of notes receivable and the long-term balance in a compensation trust.

                                 HBO & COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) FAIR VALUE OF FINANCIAL INSTRUMENTS

   The fair value of financial instruments classified as current assets or liabilities, including cash and cash equivalents, receivables and accounts payable, approximate carrying value due to the short-term maturity of the instruments. The fair value of short-term and long-term debt approximate carrying value based on their effective interest rates compared to current market rates.

   LONG-LIVED ASSETS

   The Company periodically reviews the values assigned to long-lived assets, such as intangibles, capitalized software and property and equipment, to determine if any impairments are other than temporary. Management believes long-lived assets in the accompanying balance sheets are appropriately valued.

2. INDEBTEDNESS AND COMMITMENTS:

   The Company entered into a long-term revolving credit agreement in June
1994. In the second quarter of 1997, the Company amended and restated its $50 million long-term revolving credit agreement. As of December 31, 1997, there was no outstanding balance. Interest is payable at the Company's option of prime or LIBOR plus 0.5% (6.4375% as of December 31, 1997). A commitment fee of 0.25% per annum is payable quarterly on the unused portion of the commitment. The agreement, which expires June 30, 1999, contains certain net worth, cash flow and financial ratio covenants. The Company is in compliance with these covenants at December 31, 1997.

   The Company has a $5 million uncommitted, unsecured line of credit available. No facility fees or compensating balances are associated with this line.

   On April 7, 1997, the Company canceled its agreement with a financial institution whereby the Company could sell on an ongoing basis, with partial recourse, an undivided interest in a pool of customer receivables. The Company occasionally sells customer receivables on a non-recourse basis to financial institutions while retaining administrative responsibility for collection of the receivables. In compliance with Statement of Financial Accounting Standards No. 125, receivables are shown net of the amount sold.

   The Company occupies leased facilities and leases customer and other equipment under noncancelable leases that expire through 2007. Most of the leases contain certain options to renew. The future minimum lease commitments under the terms of the Company's noncancelable leases with terms in excess of one year, as of December 31, 1997, were as follows:

                                               (000 OMITTED)
                                               -------------
1998.........................................    $  27,804
1999.........................................       21,753
2000.........................................       11,814
2001.........................................        5,989
2002 and thereafter..........................       21,413
                                                 ---------
     Total...................................    $  88,773
                                                 =========

3. CAPITAL STOCK:

   In August 1997, the Company declared a two-for-one stock split of all common stock outstanding effected in the form of a stock dividend, which was paid on September 9, 1997, to all stockholders of record

                                 HBO & COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. CAPITAL STOCK: (CONTINUED)

on August 25, 1997. All share and per share amounts (except for stockholders' equity) have been restated for this stock split. In addition, the Company retired all treasury stock on September 9, 1997.

   In May 1996, the Company declared a two-for-one stock split of all common stock outstanding and in the treasury, effected in the form of a stock dividend that was paid on June 10, 1996, to all stockholders of record on May 27, 1996. All share and per share amounts (except for stockholders' equity) have been restated for this stock split. In addition, stockholders approved an increase in the number of shares of authorized common stock from 60 million to 250 million, effective May 15, 1996.

   On February 12, 1991, the Company designated 20,000 shares of its 1,000,000 shares of authorized preferred stock with no par value as Series A Junior Participating Preferred Stock with no par value and declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of the Company's common stock. Due to the 1994, 1996 and 1997 stock splits, each such outstanding share is entitled to one-eighth of a Right. Each Right, when exercisable, entitles its holder to buy one-thousandth of a share of the newly authorized preferred stock at an exercise price of $35, subject to adjustment. The Rights initially will trade together with the Company's common stock and will not be exercisable unless certain triggering events occur. Until exercisable, the Rights will not have a dilutive effect on earnings per share. Following certain events, including the acquisition of 15% of the Company's common stock, the Board of Directors may elect to exchange each outstanding whole Right for eight shares of the Company's common stock, subject to adjustment. In certain other circumstances, including the acquisition of 20% or more of the Company's common stock, the Rights may become exercisable for common stock of the Company having a market value of two times the Right's exercise price. The Company will be entitled to redeem the Rights at one cent per Right at any time prior to the time the Rights become exercisable. If the Company is acquired in a merger or other business combination transaction and the Rights have not been redeemed, each Right will entitle its holder to purchase, at the Right's then current exercise price, a number of the acquiring company's common shares having a market value at the time of twice the Right's exercise price. The Rights will expire on February 22, 2001.

4. EMPLOYEE BENEFIT PLANS:

   STOCK PURCHASE PLAN

   The Company has an employee discount stock purchase plan for all eligible employees of HBOC and designated subsidiaries. Participants may use up to 10% of their annual compensation or $21,250, whichever is higher, to purchase, through payroll deductions, the Company's common stock at the end of each plan year for 85% of the lower of the beginning or ending stock price for the plan year. The weighted average fair value of shares sold under the plan in 1997 was $20.24. At December 31, 1997, there were 3,668,086 shares of stock reserved for issuance under this plan.

   STOCK OPTION PLANS

   The Company has nonqualified and incentive stock option plans to provide key employees and directors with an increased incentive to work for the success of the Company. The option price for all stock options is the market value at the date of grant and thus the plans are non-compensatory. The options expire 10 years after the dates of their respective grants.

   The Company accounts for the stock purchase and stock option plans under APB Opinion No. 25, which requires compensation costs to be recognized only when the option price differs from the market price at the grant date. FASB Statement No. 123 allows a company to follow APB Opinion No. 25 with the

                                 HBO & COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4. EMPLOYEE BENEFIT PLANS: (CONTINUED)

following additional disclosure that shows what the Company's net income (loss) and earnings (loss) per share would have been using the compensation model under FASB Statement No. 123:

                                                                  1997       1996      1995
                                                                --------   -------  ---------
                                                                          (000 OMITTED)
Net Income (Loss) As Reported................................   $143,537   $82,333   $ (7,895)
                  Pro Forma..................................   $117,500   $66,744   $(15,161)
Earnings (Loss) per Share:
 Basic            As Reported................................   $    .69   $   .41   $   (.04)
                  Pro Forma..................................   $    .56   $   .33   $   (.08)
 Diluted          As Reported................................   $    .67   $   .39   $   (.04)
                  Pro Forma..................................   $    .55   $   .32   $   (.08)

   Because the Statement 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1997, 1996 and 1995, respectively: risk-free interest rate of 6.32%, 6.25% and 6.65%; expected dividend yield of 0.19%, 0.18% and 0.36%; expected term of 8.5, 8.8 and 7.3 years; expected forfeiture of 1.5%, 4.5% and 7.8%; and volatility of 49% for 1997 and 36% for both 1996 and 1995. The total value of options granted for 1997, 1996 and 1995 were computed as $90.2 million, $70.5 million and $25.0 million, respectively.

   The following table presents a summary of the status of the Company's stock option plans at December 31, 1997, 1996 and 1995, as well as changes during the years then ended.

                                                                    WEIGHTED AVERAGE
                                                         OPTIONS     EXERCISE PRICE
                                                      ------------  ----------------
BALANCE--DECEMBER 31, 1994..........................    15,288,940       $ 4.11
                                                        ----------       ------
  Granted...........................................     6,301,311       $11.90
  Exercised.........................................     4,756,021       $ 3.12
  Forfeited.........................................     1,720,978       $ 7.43
                                                        ----------       ------

BALANCE--DECEMBER 31, 1995..........................    15,113,252       $ 7.30
                                                        ----------       ------
  Granted...........................................     6,006,844       $25.61
  Exercised.........................................     3,571,264       $ 4.53
  Forfeited.........................................     1,052,548       $15.53
                                                        ----------       ------

BALANCE--DECEMBER 31, 1996..........................    16,496,284       $13.71
                                                        ----------       ------
  Granted...........................................     4,409,853       $32.89
  Exercised.........................................     6,041,780       $ 9.17
  Forfeited.........................................     1,025,668       $20.76
                                                        ----------       ------

BALANCE--DECEMBER 31, 1997..........................    13,838,689       $21.28
                                                        ==========       ------
EXERCISABLE AT DECEMBER 31, 1997....................     4,457,742       $12.46
                                                        ==========       ------
RESERVED FOR FUTURE OPTIONS.........................     4,748,701
                                                        ==========

                                 HBO & COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4. EMPLOYEE BENEFIT PLANS: (CONTINUED)

   The following table summarizes information about the Company's outstanding stock options at December 31, 1997.


                        OPTIONS OUTSTANDING

                                                   WEIGHTED AVERAGE
   RANGE OF                      WEIGHTED AVERAGE     REMAINING
EXERCISE PRICES       SHARES      EXERCISE PRICE   CONTRACTUAL LIFE
---------------     ----------   ----------------  ----------------
$   0.00-$10.00      4,216,352          $ 4.87              5.35
$  10.01-$20.00      1,561,320          $16.50              7.05
$  20.01-$30.00      5,672,435          $26.95              8.47
$  30.01-$40.00        978,068          $34.28              9.15
$  40.01-$50.00      1,410,514          $42.02              9.80
                    ----------          ------              ----
  Total             13,838,689          $21.28              7.54
                    ==========          ======              ====


                        OPTIONS EXERCISABLE

 RANGE OF                        WEIGHTED AVERAGE
EXERCISE PRICES       SHARES      EXERCISE PRICE
---------------     ----------   ----------------
$   0.00-$10.00      2,513,311          $ 3.69
$  10.01-$20.00        493,353          $15.47
$  20.01-$30.00      1,224,388          $25.50
$  30.01-$40.00        216,176          $32.44
$  40.01-$50.00         10,514          $44.27
                     ---------          ------
  Total              4,457,742          $12.46
                    ==========          ======

   PROFIT SHARING AND SAVINGS PLAN

   The Company has a qualified profit sharing and savings plan covering all employees with more than six months of service. Participants, except for certain highly paid employees who are subject to certain limitations, may contribute up to 15% of their compensation to the plan. The Company matches these contributions at a rate determined annually by its Board of Directors (75% of the first 4% of compensation contributed in 1997, 1996 and 1995). In addition, the Company's Board may, at its discretion, authorize within prescribed limits a profit sharing contribution to all eligible participants. Total plan expense was $5.8 million in 1997, $4.1 million in 1996 and $3.1 million in 1995.

                                 HBO & COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. INCOME TAXES:

    The provision (benefit) for income taxes consists of the following components:

                                                                1997        1996      1995
                                                               -------    -------   --------
                                                                       (000 OMITTED)
Current Portion--
  Federal....................................................  $85,549    $49,581   $ 28,436
  State......................................................   12,221      7,083      4,062
                                                               -------    -------   --------
                                                                97,770     56,664     32,498
                                                               -------    -------   --------
Deferred Portion.............................................   (2,117)    (2,539)   (40,550)
                                                               -------    -------   --------
Total Provision (Benefit) for Income Taxes...................  $95,653    $54,125   $ (8,052)
                                                               =======    =======   ========

    A reconciliation from the federal statutory rate to the total provision (benefit) for income taxes is as follows:

                                                                 1997       1996       1995
                                                               -------    -------   --------
                                                                       (000 OMITTED)
Tax at Statutory Rate........................................  $83,717    $47,760   $ (5,581)
State Income Taxes, Net of Federal Taxes.....................   11,936      6,910       (888)
Non-Taxable S Corp Earnings..................................       --       (545)    (1,583)
                                                               -------    -------   --------
Provision (Benefit) for Income Taxes.........................  $95,653    $54,125   $ (8,052)
                                                               =======    =======   ========

      --------------------------------------
      NOTE: MSI qualified as an S Corporation prior to acquisition, and the tax impact was borne by the former stockholders of MSI. Due to the taxable nature of the acquisition, deferred tax assets of $16.7 million were recorded reflecting the excess of acquired tax basis over book basis.

   The components of the Company's net deferred tax asset are as follows:

                                                         DECEMBER 31,
                                                    ---------------------
                                                      1997         1996
                                                    --------     --------
                                                       (000 OMITTED)
DEFERRED TAX LIABILITIES:
  Capitalized Software...........................   $(25,563)    $(18,024)
  Deferred Revenue...............................         --       (4,040)
                                                    --------     --------
      Total Deferred Tax Liabilities.............    (25,563)     (22,064)
                                                    --------     --------
DEFERRED TAX ASSETS:
  Intangibles....................................     57,273       54,735
  Accruals.......................................     24,768       19,709
  Bad Debt.......................................      6,547        2,742
  Tax Credit Carryforward........................      2,339        2,339
  Other..........................................      7,547        7,458
                                                    --------     --------
      Total Deferred Tax Assets..................     98,474       86,983
                                                    --------     --------
NET DEFERRED TAX ASSET...........................   $ 72,911     $ 64,919
                                                    ========     ========

                                 HBO & COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. INVESTMENTS:

    Short-term investments consisted of the following:

                                                                     DECEMBER 31,
                                                    ---------------------------------------------
                                                            1997                    1996
                                                    --------------------    ---------------------
                                                     COST     FAIR VALUE      COST     FAIR VALUE
                                                    -------   ----------    --------   ----------
                                                                   (000 OMITTED)
Marketable Equity Securities.....................   $ 4,981    $   4,981     $ 41,032    $ 42,532
                                                    =======    =========     ========    ========

    Unrealized gain on investments available-for-sale was $0 and $900,000, net of tax, at December 31, 1997 and 1996, respectively.

7. OTHER CURRENT LIABILITIES:

    The following significant items are included in other current liabilities:

                                                        DECEMBER 31,
                                                     -------------------
                                                       1997       1996
                                                     --------   --------
                                                       (000 OMITTED)
Accounts Payable.................................    $ 57,065   $ 46,454
Acquisition Product Reserves.....................      21,051     22,584
Accrued Commissions and Incentives...............      32,552     37,954
Income Taxes Payable.............................      32,074     16,668
Customer Deposits................................      29,433     38,368
Accrued Royalties................................      24,065     18,370
Payroll and Employee Benefits....................      20,472     14,355
Other Accrued Expenses...........................      62,422     54,710
                                                     --------   --------
                                                     $279,134   $249,463

    The following table presents a roll forward of the Company's severance and product-related acquisition reserves:

                                 BALANCE                         BALANCE                              BALANCE
                                12/31/95   ADDITIONS    USAGE    12/31/96    ADDITIONS      USAGE     12/31/97
                                ---------  ---------  ---------  ----------  ----------   ----------  ----------
                                                                 (000 OMITTED)
Severance..................     $  3,756    $ 7,084    $ 5,953    $   4,887    $ 19,545    $10,615    $  13,817
Product-Related...........        20,504     13,213     11,133       22,584      21,172     22,705    $  21,051
                                --------    -------    -------    ---------    --------    -------    ---------
     Total................      $ 24,260    $20,297    $17,086    $  27,471    $ 40,717    $33,320    $  34,868
                                ========    =======    =======    =========    ========    =======    =========

8. ACQUISITIONS:

   On June 13, 1997, the Company completed the acquisition of AMISYS, a leading provider of information systems for managed care entities and other parties that assume financial risk for healthcare populations. AMISYS stockholders received
0.175 of a share of HBOC common stock for each share of AMISYS common stock, or approximately 5.4 million HBOC shares.

   On June 26, 1997, the Company completed the acquisition of ESi, a leading developer of resource management solutions including materials management, operating room logistics, scheduling and financial management. The stockholders of ESi received 0.22895 of a share of HBOC common stock for each share of ESi common stock, or approximately 7.6 million HBOC shares.

                                 HBO & COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. ACQUISITIONS: (CONTINUED)

   On December 23, 1997, the Company completed the acquisition of HPR, a leading provider of clinical information systems for the managed care industry. The stockholders of HPR received 0.6 of a share of HBOC common stock for each share of HPR common stock, or approximately 9.2 million HBOC shares.

   On December 29, 1997, the Company completed the acquisition of NHES, a leading provider of health information technology solutions specializing in demand and disease management products. The stockholders of NHES received 0.3084 of a share of HBOC common stock for each share of NHES common stock, or approximately 1.8 million HBOC shares.

   On August 21, 1996, the Company completed the acquisition of CyCare, a provider of physician practice management software systems and electronic commerce services for medical group practices, faculty practice plans and medical enterprises. CyCare stockholders received 0.43 of a share of HBOC Common Stock for each share of outstanding CyCare Common Stock, or an aggregate of approximately 8.8 million shares.

   On September 19, 1996, the Company completed the acquisition of MSI, a privately held provider of software solutions for the homecare industry. MSI stockholders received approximately 1.7 million shares of HBOC Common Stock in the transaction.

   On December 9, 1996, the Company completed the acquisition of GMIS, a developer of data quality and decision support software for the payor marketplace. GMIS stockholders received 0.21 of a share of HBOC Common Stock for each share of GMIS Common Stock, or an aggregate of approximately 7.4 million shares.

   All of the above acquisitions were accounted for as poolings of interests, therefore, all prior period amounts have been restated. A reconciliation between revenue and net income as previously reported and as restated follows:

                                                  FOR THE YEAR ENDED
                                                     DECEMBER 31
                                                 -------------------
                                                   1996       1995
                                                 --------   --------
                                                   (000 OMITTED)
REVENUE:
  As Previously Reported.......................  $796,578   $607,242
  AMISYS, ESi, HPR & NHES......................   154,212    108,661
  Adjustments..................................       121         (1)
                                                 --------   --------
  As Restated..................................  $950,911   $715,902
                                                 --------   --------
NET INCOME (LOSS):
  As Previously Reported.......................  $ 73,954   $(17,569)
  AMISYS, ESi, HPR & NHES......................     8,306     10,254
  Adjustments..................................        73       (580)
                                                 --------   --------
  As Restated..................................  $ 82,333   $ (7,895)
                                                 ========   ========

   The following acquisitions have been accounted for under the purchase method of accounting. The results of operations for each acquisition have been included in the accompanying financial statements since each date of acquisition.

   On October 31, 1997, the Company completed the acquisition, for approximately $30 million in cash, of AT&T Healthcare, a provider of software solutions and remote processing services for financial and payroll needs of healthcare providers in the United Kingdom. In connection with the acquisition, the Company allocated $7.7 million of the purchase price to incomplete research and development projects as determined by independent appraisal. Accordingly, these costs were expensed as of the acquisition date.

                                 HBO & COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. ACQUISITIONS: (CONTINUED)

   On December 31, 1996, the Company completed the acquisition of Gemini, Ltd., the National Health Service (NHS) business unit of Cap Gemini UK PLC, for approximately $3.5 million. Gemini Ltd. runs remote processing operations in the South Thames region of the NHS organization in the United Kingdom.

   In June, 1995, the Company acquired CPG in exchange for HBOC Common Stock valued at approximately $200 million. The following unaudited pro forma information was prepared assuming the transaction was consummated on January 1, 1995, and excludes the effect of the 1995 nonrecurring charge.

                                                           FOR THE YEAR
                                                              ENDED
                                                         DECEMBER 31 1995
                                                         -----------------
                                                           (000 OMITTED)
Revenue.................................................     $784,097
Net Income..............................................     $ 74,256
Earnings per Share......................................     $    .38

   This pro forma information is not necessarily indicative of the results of operations that would have been attained had the acquisition been consummated on January 1, 1995, or that may be attained in the future.

9. LEGAL PROCEEDINGS:

   The Company is subject to legal proceedings and claims that arise in the ordinary course of business. In the opinion of management, the amount of potential liability with respect to these actions will not materially affect the Company's financial position or results of operations.

                                 HBO & COMPANY

                    CONSOLIDATED BALANCE SHEETS--UNAUDITED
                                 (000 OMITTED)

                                                                               SEPTEMBER 30,       DECEMBER 31,
                                                                                   1998               1997
                                                                               -------------       ------------
                                       ASSETS
CURRENT ASSETS:
  Cash and Cash Equivalents.................................................    $  555,875          $  432,477
  Short-Term Investments....................................................         6,208               4,981
  Receivables, Net of Allowance For Doubtful Accounts of $22,406
   and $20,763..............................................................       510,998             421,876
  Current Deferred Income Taxes.............................................        20,573              36,311
  Inventories...............................................................         5,708               6,513
  Prepaids and Other Current Assets.........................................        31,631              21,515
                                                                                ----------          ----------
     Total Current Assets...................................................     1,130,993             923,673
                                                                                ----------          ----------
INTANGIBLES
  Net of Accumulated Amortization of $60,016 and $48,559....................       157,904             174,233
CAPITALIZED SOFTWARE
  Net of Accumulated Amortization of $68,002 and $50,618....................        83,277              69,535
PROPERTY AND EQUIPMENT
  Net of Accumulated Depreciation of $116,985 and $102,295..................       119,427             101,409
DEFERRED INCOME TAXES.......................................................        28,135              36,600
OTHER NONCURRENT ASSETS, NET................................................        14,994               7,136
                                                                                ----------          ----------
TOTAL ASSETS................................................................    $1,534,730          $1,312,586
                                                                                ==========          ==========
                           LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Deferred Revenue..........................................................    $  134,794          $  125,399
  Other Current Liabilities.................................................       206,414             279,134
                                                                                ----------          ----------
     Total Current Liabilities..............................................       341,208             404,533
                                                                                ----------          ----------
LONG-TERM DEBT..............................................................           696               1,022
OTHER LONG-TERM LIABILITIES.................................................         7,687               6,449
                                                                                ----------          ----------
     Total Liabilities......................................................       349,591             412,004
                                                                                ----------          ----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred Stock, 1,000 Shares Authorized and No Shares Issued.............            --                  --
  Common Stock, $.05 Par Value, 1,000,000 Shares Authorized and
   431,485 and 211,380 Shares Issued........................................        21,574              10,569
  Additional Paid-in Capital................................................       645,740             574,863
  Retained Earnings.........................................................       517,825             315,150
                                                                                ----------          ----------
     Total Stockholders' Equity.............................................     1,185,139             900,582
                                                                                ----------          ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................................    $1,534,730          $1,312,586
                                                                                ==========          ==========

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

                                 HBO & COMPANY

                  CONSOLIDATED STATEMENTS OF INCOME--UNAUDITED

                    (000 OMITTED EXCEPT FOR PER SHARE DATA)


                                                                           Three Months Ended            Nine Months Ended
                                                                              September 30,                September 30,
                                                                          --------------------         -------------------
                                                                           1998         1997             1998        1997
                                                                          ------       -------         -------      ------

REVENUE:
  Systems................................................................. $207,584    $163,210       $  565,641    $436,871
  Services................................................................  192,047     143,966          553,529     425,091
                                                                           --------    --------       ----------    --------
      Total Revenue.......................................................  399,631     307,176        1,119,170     861,962

OPERATING EXPENSE:
  Cost of Operations......................................................  161,319     130,448          464,167     368,099
  Marketing...............................................................   54,102      44,045          153,487     128,655
  Research and Development................................................   25,351      22,103           71,318      65,604
  General and Administrative..............................................   25,697      26,706           75,024      79,801
  Nonrecurring Charge (Credit)............................................       --          --           (3,000)     35,420
                                                                           --------    --------       ----------    --------
       Total Operating Expense............................................  266,469     223,302          760,996     677,579
                                                                           --------    --------       ----------    --------

OPERATING INCOME..........................................................  133,162      83,874          358,174     184,383
Other Income, Net.........................................................    6,317       4,471           15,428      11,606
                                                                           --------    --------       ----------    --------
Income Before Income Taxes................................................  139,479      88,345          373,602     195,989
Provision for Income Taxes................................................   55,792      35,137          149,441      78,293
                                                                           --------    --------       ----------    --------
NET INCOME................................................................ $ 83,687    $ 53,208       $  224,161    $117,696
                                                                           ========    ========       ==========    ========
EARNINGS PER SHARE:
  Basic................................................................... $    .19    $    .13       $      .52    $    .28
                                                                           ========    ========       ==========    ========
  Diluted................................................................. $    .19    $    .12       $      .51    $    .28
                                                                           ========    ========       ==========    ========
WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic...................................................................  431,141     419,082          428,927     415,401
                                                                           ========    ========       ==========    ========
  Diluted.................................................................  441,832     433,173          439,379     427,405
                                                                           ========    ========       ==========    ========
CASH DIVIDENDS DECLARED PER SHARE......................................... $    .02    $    .01       $      .05    $    .02
                                                                           ========    ========       ==========    ========


   All share and per share amounts have been restated to reflect the June 1998 two-for-one stock split effected in the form of a stock dividend.

  The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

                                 HBO & COMPANY

              CONSOLIDATED STATEMENTS OF CASH FLOWS--UNAUDITED
                                 (000 Omitted)

                                                                                           For the Nine Months
                                                                                           Ended September 30,
                                                                                        --------------------------
                                                                                          1998              1997
                                                                                        --------          --------
Cash Flows from Operating Activities:
  Net Income for the Period...........................................................  $224,161          $117,696
  Adjustments to Reconcile Net Income to Net Cash
  Provided by Operating Activities:
    Depreciation and Amortization.....................................................    53,994            45,303
    Nonrecurring Charge...............................................................    (3,000)           35,420
    Provision for Noncurrent Deferred Income Taxes....................................     7,070               647
    Changes in Assets and Liabilities, Net of Acquisitions:
      Receivables, Net................................................................   (89,837)          (22,809)
      Current Deferred Income Taxes...................................................    15,738             3,390
      Inventories.....................................................................       805               586
      Prepaid and Other Current Assets................................................   (10,545)          (11,581)
      Noncurrent Deferred Income Tax..................................................     2,985            (1,893)
      Other Noncurrent Assets.........................................................     2,067             2,870
      Deferred Revenue................................................................     9,364           (10,883)
      Other Current Liabilities.......................................................   (39,371)           (3,161)
    Other, Net........................................................................        46               635
                                                                                        --------          --------
      Total Adjustments...............................................................   (50,684)           38,524
                                                                                        --------          --------
      Net Cash Provided by Operating Activities.......................................   173,477           156,220
                                                                                        --------          --------
Cash Flows from Investing Activities:
  Sale of Property and Equipment......................................................     1,759             3,509
  Capital Expenditures................................................................   (43,760)          (44,721)
  Capitalized Software................................................................   (31,417)          (24,959)
  Proceeds from Sale of Investments...................................................        --            76,262
  Purchase of Investments.............................................................   (11,216)          (58,709)
  Other...............................................................................      (542)           (1,035)
                                                                                        --------          --------
      Net Cash Used in Investing Activities...........................................   (85,176)          (49,653)
                                                                                        --------          --------
      Net Cash Provided Before Financing Activities...................................    88,301           106,567
                                                                                        --------          --------
Cash Flows from Financing Activities:
  Proceeds from Issuance of Common Stock..............................................    52,632            48,802
  Repayment of Long-Term Debt.........................................................       (48)             (471)
  Repayment of Capital Leases.........................................................      (357)             (607)
  Payment of Dividends................................................................   (17,130)           (5,612)
                                                                                        --------          --------
      Net Cash Provided by Financing Activities.......................................    35,097            42,112
                                                                                        --------          --------
Increase in Cash and Cash Equivalents.................................................   123,398           148,679
Cash and Cash Equivalents at Beginning of Period......................................   432,477           204,952
                                                                                        --------          --------
Cash and Cash Equivalents at End of Period............................................  $555,875          $353,631
                                                                                        ========          ========
Cash Paid During the Period For:
  Interest............................................................................  $     90          $    125
  Income Taxes........................................................................  $ 73,349          $ 30,680

 The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

                                 HBO & COMPANY

             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. The consolidated financial statements include all adjustments that, in the opinion of management, are necessary for a fair presentation of the results for the periods indicated. All such adjustments are of a normal recurring nature. Quarterly results of operations are not necessarily indicative of annual results. Certain previously reported amounts have been reclassified to conform to the current presentation. These statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the HBO & Company (the "Company" or "HBOC") 1997 Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

2. As of September 30, 1998, there was no outstanding balance on the Company's $50 million long-term revolving credit agreement. Interest is payable at the Company's option of prime or LIBOR plus 0.5% (5.875% as of September 30, 1998). A commitment fee of 0.25% per annum is payable quarterly on the unused portion of the commitment. The agreement, which expires June 30, 1999, contains certain net worth, cash flow and financial ratio covenants. The Company is in compliance with these covenants at September 30, 1998.

3. During the nine months ended September 30, 1998, the Company utilized $11.2 million and $18.5 million of severance and product-related acquisition reserves, respectively. As of September 30, 1998, remaining severance and product-related acquisition reserves were $2.5 million and $2.6 million, respectively. The Company periodically reviews reserves established in connection with acquisitions. In the second quarter of 1998, the Company reduced its product-related acquisition reserves by $3.0 million, which is reflected as a nonrecurring credit in the accompanying Statement of Income for the nine months ended September 30, 1998.

4. In May 1998, the Company declared a two-for-one stock split effected in the form of a stock dividend on all common stock outstanding, which was paid on June 9, 1998, to all stockholders of record on May 27, 1998. All per share and share amounts (except stockholders' equity) have been restated.

5. On July 23, 1998, the Company announced it had signed a definitive agreement to acquire IMNET Systems, Inc. (IMNET), a leading provider of electronic information and document management solutions for the healthcare industry. The acquisition, which is subject to regulatory and IMNET stockholder approval, will be accounted for as a pooling of interests and is scheduled to close on October 30, 1998. Terms of the acquisition call for IMNET stockholders to receive .84 of a share of HBOC common stock for each IMNET share held, subject to certain adjustments.

6. On September 28, 1998, the Company announced it had signed a definitive agreement to acquire Access Health, Inc. (Access Health), a leading provider of clinically based care management programs and healthcare information services. The acquisition, which is subject to regulatory and Access Health stockholder approval, will be accounted for as a pooling of interests and is anticipated to close during the fourth quarter of 1998. Stockholders of Access Health will receive 1.45 shares of HBOC common stock for each share of Access stock held, subject to certain adjustments.

7. On October 1, 1998, the Company completed the acquisition of US Servis, Inc.
(USS), a leading professional management company that provides outsourcing services for physician delivery systems and hospital business offices. The acquisition was accounted for as a pooling of interests; however, prior period amounts have not been restated as the impact of this acquisition is not material to HBOC. USS stockholders received .16265 of a share of HBOC common stock for each share of USS common stock, or approximately 1.9 million HBOC shares.

8. On October 18, 1998, McKesson Corporation (McKesson) and HBO & Company (HBOC) announced that the two companies have signed a definitive agreement for McKesson to acquire HBOC. Terms of the merger call for each HBOC stockholder to receive
 .37 of a share of McKesson common stock for each share of HBOC stock in a tax-free exchange. The merger, which is subject to regulatory approval,

McKesson and HBOC stockholder approval and other customary conditions, will be accounted for as a pooling of interests and is anticipated to close in the first quarter of 1999.

9. Effective January 1, 1998, HBOC adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," which requires interim disclosure of total comprehensive income. For the three and nine-month periods ended September 30, 1998, other comprehensive income items, as defined by SFAS No. 130, were not significant.

                    UNAUDITED PRO FORMA COMBINED CONDENSED
                        CONSOLIDATED FINANCIAL DATA OF
                               MCKESSON AND HBOC

    On October 18, 1998, McKesson Corporation ("McKesson") announced an agreement to acquire HBO & Company ("HBOC"). Terms of the merger call for each HBOC stockholder to receive .37 of a share of McKesson common stock for each share of HBOC common stock in a tax-free exchange. The merger is subject to regulatory approval, McKesson and HBOC stockholder approval and other customary conditions. HBOC and McKesson intend that the merger will be accounted for as a pooling of interests and expect that it will close in the first quarter of 1999.

    HBOC and Access Health, Inc. ("Access"), a provider of care management products and services to the healthcare industry through telephonic care centers, entered into a merger agreement dated September 28, 1998, as amended. The merger is subject to certain conditions, including the approval by Access stockholders.

    The following financial data present on a combined pro forma basis the condensed balance sheet of McKesson and the pro forma combined condensed balance sheet of HBOC and Access and the condensed statements of income of McKesson and the pro forma combined condensed statements of income of HBOC and Access. The pro forma financial data do not reflect any cost savings or other synergies anticipated by McKesson or HBOC management as a result of the merger. Also in connection with the merger, the companies expect to incur charges for merger-related costs which will be expensed in the period in which the merger is consummated. Management has not estimated the amount of such merger-related costs and the pro forma financial data do not reflect any such costs. The companies may have performed differently if they had always been combined. You should not rely on the pro forma information as being indicative of the historical results the combined companies would have had or the results that they will experience in the future.

    McKesson's fiscal year ends on March 31. HBOC's fiscal year ends on December
31. For purposes of combining HBOC's financial data with McKesson's historical financial data, the financial information of HBOC has been reported on a combined pro forma basis with Access using the twelve-month periods ended March 31, 1998, 1997 and 1996 and the six-month period ended September 30, 1998. In addition, the financial information of HBOC has been reported assuming the merger between HBOC and Access is consummated.

    The unaudited pro forma combined condensed consolidated financial data should be read in conjunction with the historical financial statements of McKesson and HBOC.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET

                             AT SEPTEMBER 30, 1998

                                 (in millions)

                                                                                HISTORICAL                 PRO FORMA
                                                                                 MCKESSON     HBOC(1)      COMBINED
                                                                                -----------  -----------  -----------
                                                       ASSETS
Current Assets:
  Cash and Cash Equivalents...................................................   $   103.5    $   602.6    $   706.1
  Marketable Securities Available for Sale....................................        28.1         36.3         64.4
  Receivables.................................................................     1,948.7        537.3      2,486.0
  Inventories.................................................................     3,207.2          5.7      3,212.9
  Prepaid Expenses............................................................        42.2         70.3        112.5
                                                                                -----------  -----------  -----------
    Total Current Assets......................................................     5,329.7      1,252.2      6,581.9
Property, Plant and Equipment, net............................................       479.8        102.6        582.4
Capitalized Software(2).......................................................         4.7(3)     157.9        162.6
Goodwill and Other Intangibles................................................       828.2        121.9        950.1
Other Assets..................................................................       374.5(3)      47.7        422.2
                                                                                -----------  -----------  -----------
    TOTAL ASSETS..............................................................   $ 7,016.9    $ 1,682.3    $ 8,699.2
                                                                                ===========  ===========  ===========

                                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Drafts and Accounts Payable.................................................   $ 2,848.4    $   108.4    $ 2,956.8
  Short-term Loans and Current Portion of Long-Term Debt......................       484.9          1.2        486.1
  Other Current Liabilities...................................................       475.4        277.0        752.4
                                                                                -----------  -----------  -----------
    Total Current Liabilities.................................................     3,808.7        386.6      4,195.3
Postretirement Obligations and Other Noncurrent Liabilities...................       240.4          7.7        248.1
Long-Term Debt................................................................     1,141.5          0.9      1,142.4
McKesson-obligated mandatorily redeemable convertible preferred securities of subsidiary grantor trust whose sole assets are junior subordinated
 debentures of McKesson.......................................................       195.5         --          195.5
Stockholders' Equity..........................................................     1,630.8      1,287.1      2,917.9
                                                                                -----------  -----------  -----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY................................   $ 7,016.9    $ 1,682.3    $ 8,699.2
                                                                                ===========  ===========  ===========

------------------------

(1) HBOC amounts are reported on a pro forma combined basis with Access, and have been reclassified from the historical HBOC presentation to conform to the McKesson financial statement presentation.

(2) Capitalized software represents costs to develop software for sale to customers.

(3) McKesson amounts have been reclassified from the historical McKesson presentation to conform to the HBOC financial statement presentation.

              PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                 FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1998

                   (in millions, except per share amounts)

                                                                                                    PRO FORMA
                                                                                             ------------------------
                                                                   HISTORICAL
                                                                    MCKESSON      HBOC(1)    ADJUSTMENTS   COMBINED
                                                                   -----------  -----------  -----------  -----------
Revenues.........................................................   $12,812.4    $   863.6    $            $13,676.0
Cost and Expenses:
Cost of Sales and Operations.....................................    11,981.4(2)     352.3                  12,333.7
Selling, Marketing, Distribution and Administration..............       684.1(2)     172.7                     856.8
Research and Development.........................................      --             55.4                      55.4
Nonrecurring Charge..............................................      --              6.0(3)                    6.0
Interest.........................................................        57.4       --                          57.4
                                                                   -----------  -----------  -----------  -----------
      Total Cost and Expenses....................................    12,722.9        586.4       --         13,309.3
                                                                   -----------  -----------  -----------  -----------
Income before Income Taxes and Dividends on Convertible Preferred
  Securities of Subsidiary Trust.................................        89.5(2)     277.2                     366.7
Income Taxes.....................................................       (34.9)      (110.6)                   (145.5)
Dividends on Convertible Preferred Securities of Subsidiary
  Trust, net of tax benefit......................................        (3.1)      --                          (3.1)
                                                                   -----------  -----------  -----------  -----------
        Net Income...............................................   $    51.5    $   166.6    $  --        $   218.1
                                                                   ===========  ===========  ===========  ===========
Earnings Per Common Share:
Diluted..........................................................   $    0.51    $    0.35                 $    0.78
Basic............................................................   $    0.54    $    0.36                 $    0.82

Shares on which Earnings Per Common Share were based:
Diluted..........................................................       106.2        477.7       (301.0)(4)    282.9
Basic............................................................        95.6        463.4       (292.0)(4)    267.0

 ------------------------

(1) HBOC amounts are reported on a pro forma combined basis with Access, and have been reclassified from the historical HBOC presentation to conform to the McKesson financial statement presentation.

(2) Includes $80.1 million in charges ($0.7 million in Cost of Sales and Operations and $79.4 million in Selling, Marketing, Distribution and Administration) for transaction costs, employee benefit change of control provisions and restructuring, integration and system installation costs associated primarily with acquisition-related activities, $52.3 million after-tax.

(3) Includes acquisition charges related to HBOC's acquisition of HPR, Inc. and Access' acquisition of InterQual, Inc., $3.8 million after-tax.

(4) Reflects the effect of the exchange ratio of 0.37 shares of McKesson common stock for each share of HBOC common stock.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                   FOR THE TWELVE MONTHS ENDED MARCH 31, 1998

                    (in millions, except per share amounts)

                                                                                               PRO FORMA
                                                                                        -----------------------
                                                                 HISTORICAL
                                                                  MCKESSON    HBOC(1)   ADJUSTMENTS   COMBINED
                                                                 ----------  ---------  -----------  ----------
Revenues.......................................................  $ 20,857.3  $ 1,438.6   $           $ 22,295.9
Cost and Expenses:
  Cost of Sales and Operations.................................    19,336.0      610.2                 19,946.2
  Selling, Marketing, Distribution and Administration..........     1,159.1(2)   314.9                  1,474.0
  Research and Development.....................................      --          100.6                    100.6
  Nonrecurring Charge..........................................      --          107.9(4)                 107.9
  Interest.....................................................       102.5     --                        102.5
                                                                 ----------  ---------  -----------  ----------
      Total Cost and Expenses..................................    20,597.6    1,133.6      --         21,731.2
                                                                 ----------  ---------  -----------  ----------
Income before Income Taxes and Dividends on Convertible
  Preferred Securities of Subsidiary Trust.....................       259.7 (2)  305.0                    564.7
Income Taxes...................................................       (98.6)(3) (118.2)                  (216.8)
Dividends on Convertible Preferred Securities of Subsidiary
  Trust, net of tax benefit....................................        (6.2)                               (6.2)
                                                                 ----------  ---------  -----------  ----------
      Net Income...............................................  $    154.9  $   186.8   $  --       $    341.7
                                                                 ==========  =========  ===========  ==========

Earnings Per Common Share:
  Diluted......................................................  $     1.59  $    0.40               $     1.27
  Basic........................................................  $     1.69  $    0.41               $     1.32

Shares on which Earnings Per Common Share were based:
  Diluted......................................................       101.2      469.2      (295.6)(5)     274.8
  Basic........................................................        91.5      452.5      (285.1)(5)     258.9

 ------------------------

(1) HBOC amounts are reported on a pro forma combined basis with Access, and have been reclassified from the historical HBOC presentation to conform to the McKesson financial statement presentation.

(2) Includes $16.7 million in charges for the proposed merger with AmeriSource Health Corporation and $13.9 million in costs associated primarily with the integration and rationalization of recent acquisitions, $25.4 million after-tax in the aggregate.

(3) Includes a non-recurring $4.6 million favorable tax adjustment.

(4) Includes acquisition charges related to HBOC's acquisitions of AMISYS Managed Care Systems, Inc., Enterprise Systems, Inc., HPR, Inc. and National Health Enhancement Systems, Inc. and the merger of Access Health, Inc. and Informed Access Systems Inc., $61.4 million after-tax.

(5) Reflects the effect of the exchange ratio of 0.37 shares of McKesson common stock for each share of HBOC common stock.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                   FOR THE TWELVE MONTHS ENDED MARCH 31, 1997

                    (in millions, except per share amounts)

                                                                                               PRO FORMA
                                                                                        -----------------------
                                                                 HISTORICAL
                                                                  MCKESSON    HBOC(1)   ADJUSTMENTS   COMBINED
                                                                 ----------  ---------  -----------  ----------
Revenues.......................................................  $ 15,710.8  $ 1,123.9   $           $ 16,834.7

Cost and Expenses:
Cost of Sales and Operations...................................    14,673.5      487.3                 15,160.8
Selling, Marketing, Distribution and Administration............       944.5(2)   290.9                  1,235.4
Research and Development.......................................      --           97.5                     97.5
Nonrecurring Charge............................................      --           83.5(3)                  83.5
Interest.......................................................        55.7     --                         55.7
                                                                 ----------  ---------  -----------  ----------
      Total Cost and Expenses..................................    15,673.7      959.2      --         16,632.9
                                                                 ----------  ---------  -----------  ----------
Income before Income Taxes and Dividends on Convertible
  Preferred Securities of Subsidiary Trust.....................        37.1(2)   164.7                    201.8
Income Taxes...................................................       (31.3)     (67.5)                   (98.8)
Dividends on Convertible Preferred Securities of Subsidiary
  Trust, net of tax benefit....................................        (0.7)    --                         (0.7)
                                                                 ----------  ---------  -----------  ----------
Income after Taxes:
Continuing Operations..........................................         5.1(2)    97.2      --            102.3
Discontinued Operations........................................         8.6     --                          8.6
Discontinued Operations--Gain on Sale of Armor All Stock.......       120.2     --                        120.2
                                                                 ----------  ---------  -----------  ----------
      Net Income...............................................  $    133.9  $    97.2   $  --       $    231.1
                                                                 ==========  =========  ===========  ==========
Earnings Per Common Share:
Diluted:
Continuing Operations..........................................  $     0.06  $    0.21               $     0.40
Discontinued Operations........................................        0.10     --                         0.03
Discontinued Operations--Gain on Sale of Armor All Stock.......        1.35     --                         0.46
                                                                 ----------  ---------               ----------
      Total....................................................  $     1.51  $    0.21               $     0.89
                                                                 ==========  =========  ===========  ==========
Basic:
Continuing Operations..........................................  $     0.06  $    0.22               $     0.42
Discontinued Operations........................................        0.10     --                         0.03
Discontinued Operations--Gain on Sale of Armor All Stock.......        1.41     --                         0.49
                                                                 ----------  ---------               ----------
      Total....................................................  $     1.57  $    0.22               $     0.94
                                                                 ==========  =========  ===========  ==========
Shares on which Earnings Per Common Share were based:
Diluted........................................................        89.4      458.5      (288.9)(4)    259.0
Basic..........................................................        85.5      434.7      (273.8)(4)    246.4

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
             FOR THE TWELVE MONTHS ENDED MARCH 31, 1997 (CONTINUED)


------------------------
(1) HBOC amounts are reported on a pro forma combined basis with Access, and have been reclassified from the historical HBOC presentation to conform to the McKesson financial statement presentation.

(2) Includes $98.8 million in charges for restructuring, asset impairment and other operating items and $48.2 million for the write-off of in-process technology related to the acquisition of McKesson Automated Healthcare Inc., $109.5 million after-tax in the aggregate.

(3) Includes acquisition charges related to HBOC's acquisitions of CyCare Systems, Inc., Management Software, Inc. and GMIS, Inc. and the merger of Access Health, Inc. and Informed Access System Inc., $50.2 million after-tax.

(4) Reflects the effect of the exchange ratio of 0.37 shares of McKesson common stock for each share of HBOC common stock.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                   FOR THE TWELVE MONTHS ENDED MARCH 31, 1996

                    (in millions, except per share amounts)

                                                                                                  PRO FORMA
                                                                                          -------------------------
                                                                 HISTORICAL
                                                                  MCKESSON     HBOC(1)     ADJUSTMENTS    COMBINED
                                                                 ----------  -----------  -------------  ----------
Revenues.......................................................  $ 12,964.8   $   835.9     $            $ 13,800.7

Cost and Expenses:
Cost of Sales and Operations...................................    12,049.3       384.5                    12,433.8
Selling, Marketing, Distribution and Administration............       674.2       239.5                       913.7
Research and Development.......................................      --            78.1                        78.1
Nonrecurring Charge............................................      --           136.5(2)                    136.5
Interest.......................................................        44.4        --                          44.4
                                                                 ----------  -----------       ------    ----------
      Total Cost and Expenses..................................    12,767.9       838.6          --        13,606.5
                                                                 ----------  -----------       ------    ----------
Income (Loss) Before Income Taxes..............................       196.9        (2.7)                      194.2
Income Taxes...................................................       (76.2)        0.6                       (75.6)
                                                                 ----------  -----------       ------    ----------
Income (Loss) After Taxes:
Continuing Operations..........................................       120.7        (2.1)                      118.6
Discontinued Operations........................................        14.7                                    14.7
                                                                 ----------  -----------       ------    ----------
      Net Income (Loss)........................................  $    135.4   $    (2.1)    $    --      $    133.3
                                                                 ==========  ===========       ======    ==========
Earnings (Loss) Per Common Share:
Diluted:
Continuing Operations..........................................  $     1.29   $   (0.01)                 $     0.48
Discontinued Operations........................................        0.16        --                          0.06
                                                                 ----------  -----------                 ----------
      Total....................................................  $     1.45   $   (0.01)                 $     0.54
                                                                 ==========  ===========                 ==========
Basic:
Continuing Operations..........................................  $     1.36   $   (0.01)                 $     0.51
Discontinued Operations........................................        0.17        --                          0.06
                                                                 ----------  -----------                 ----------
      Total....................................................  $     1.53   $   (0.01)                 $     0.57
                                                                 ==========  ===========                 ==========
Shares on which Earnings (Loss) Per Common Share were based:
Diluted........................................................        93.2       394.7        (238.7)(3)     249.2
Basic..........................................................        88.8       394.7        (248.7)(3)     234.8

 ------------------------
(1) HBOC amounts are reported on a pro forma combined basis with Access, and have been reclassified from the historical HBOC presentation to conform to the McKesson financial statement presentation.

(2) Includes acquisition charges related to HBOC's acquisitions of First Data Health Systems Corporation and CliniCom Incorporated, $81.9 million after-tax.

(3) Reflects the effect of the exchange ratio of 0.37 shares of McKesson common stock for each share of HBOC common stock.

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